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                        CHINDEX CODE OF BUSINESS CONDUCT

                         PURPOSE OF THE CODE AND ITS USE


Corporate ethics is the practice of our shared values. These shared values define who we are and what we can expect from each other. This Code of Business Conduct sets out the basic standards of ethics and conduct to which all Chindex personnel are held. The code applies to all Chindex personnel, which includes officers and employees, consultants, board members and sub-distributors, as well as senior financial officers of the Company and the Chief Executive Officer. The Code applies to all Chindex companies, including subsidiaries and Joint Ventures.

We, as a Company, require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to all other directors, officers and employees of Chindex, and to our Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

In addition to emphasizing Chindex's shared values, this Code of Business Conduct is designed to define individual and corporate responsibility. Every employee must understand that he or she is responsible for his or her own conduct. No one has the authority to make another employee violate Chindex's Code of Business Conduct, and any attempt to direct or otherwise influence someone else to commit a violation is a violation in itself. Alleged violations will be investigated and those who violate the standards set out in this Code will be subject to disciplinary action.

People in management positions, in particular, set an example for other workers and are often responsible for directing the actions of their subordinates. Chindex requires all employees, particularly managers, to know and understand the Code of Business Conduct outlined in this publication.

Upon joining Chindex employees will be required to certify that they have received and read the Chindex Code of Business Conduct. This certification confirms that the person will comply with the Code.

It must be noted that this code has been prepared to outline the broad principles of legal and ethical business conduct embraced by Chindex. It is not a complete list of legal or ethical questions you might face in the course of business, and, therefore, this code must be used together with your common sense and good judgment. If you are in doubt or have a specific business conduct question, you should contact your management, or the Chindex General Counsel.


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It is Chinex policy to provide full, fair, accurate, timely and understandable disclosure in all reports and documents that we file with, or submit to, the Securities and Exchange Commission and in all other public communications made by our Company. In this regard, the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (SEC) as well as in other public communications made by the Company. Accordingly, it is the responsibility of the CEO, CFO and each senior financial officer promptly to bring to the attention of the Company's Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.


                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

IN GENERAL

Laws and regulations are ever-present in the healthcare industry, affecting virtually every functional area of Chindex business. Regardless of what job you do or what country you work in, there are legal, regulatory and ethical standards that must be considered and upheld.

Chindex strives to be a good corporate citizen in every community where it conducts business and will comply with all applicable laws and regulations. As individuals, employees must strive to be aware of and understand the national, state and local laws as well as the business requirements and practices that affect their business unit and area of responsibility.

Disregard of the law cannot and will not be tolerated. Violation of U.S. or Chinese laws and regulations may subject an individual, as well as Chindex, to civil and/or criminal penalties. Employees should be aware that conduct and records are subject to internal and/or external audits. Therefore, it is in everyone's best interest to know and comply with Chindex's legal and ethical obligations. Although you are not expected to know the details of all of the applicable laws, rules and regulations, we expect you to seek advice from the Chindex General Counsel if you have any questions about what conduct may be required to comply with any law, rule or regulation.


ANTI-KICKBACK, BRIBERY

In the United States, and in China it is illegal to provide, offer or accept a kickback or bribe. A kickback or bribe may be defined as any money, fee, commission, credit, gift, gratuity, thing of value or compensation of any kind that is provided directly or indirectly, and that has as one of its purposes, the improper obtaining or rewarding of favorable treatment in a business transaction. Chindex policy on kickbacks and bribes is clear - they are illegal and are not allowed. Standard sales incentives such a discounts for

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prompt payment are not considered kickbacks. In general, if there is a request for a payment to an individual then that should raise a red flag as a likely improper payment.

Many countries including the United` States, have specific laws on conducting business with foreign government officials. Under the U.S. Foreign Corrupt Practices Act, for example, a company (including its shareholders, directors, agents, officers and employees) is prohibited from directly or indirectly offering, promising to pay, or authorizing the payment of money or anything of value to a foreign government official to win or retain business or favorable treatment. Note that for purposes of the Act officials who work for organizations that are owned by the government are considered to be "government employees." The above prohibition on payments does not apply to any fees charged by government or non-government bodies as required by law or for provision of a required service. There are some other limited exceptions as well. Because the laws and interpretations are complex, it is very important that you consult the Chindex General Counsel before authorizing or making any payments.


INSIDER TRADING

In the course of business, employees may become aware of certain types of operations of Chindex. Such material information could include potential acquisitions, earnings, major contract awards, stock splits, major management changes, upcoming litigation or regulatory proceedings, and joint ventures. This is information that an investor could consider important in deciding whether to buy, sell or hold Chindex stock.

Prior to a public announcement, some employees may have knowledge of such confidential or "inside" information. Employees must exercise the utmost care in handling such material inside information to avoid legal and ethical violations.

o Securities laws prohibit employees from trading securities based on non-public (inside) material information for as long as it remains undisclosed. If you have questions about whether it has been made public, contact the Chindex General Counsel before buying or selling securities.

o Employees are also prohibited from disclosing confidential information to someone outside the corporation. Such "tips" may result in friends, relatives or others trading on the basis of inside information, which is also prohibited by securities laws.

Violators of securities laws are subject to severe civil and criminal punishments. Severe penalties may even apply where the disclosing person did not engage in the transaction or personally benefit from the trading. Note also that the prohibition on insider trading applies not only to our Company's securities, but also to securities of other companies if you learn of material non-public information about these companies in the course of your duties to Chindex.

Chindex senior management and directors of the parent company are presumed to have inside information of a financial nature and therefore may not trade in the company's


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securities during a blackout period which is defined as "the period from the first day after the end of a quarter until 48 hours after the financial results from that quarter are released to the public." Senior management consists of those with the title of Vice President or above as well as the heads of the company's subsidiaries or joint ventures. However, if a senior manager is in possession of additional inside information such as described above (a pending merger, for example) that person may not trade in the company's securities at any time until the particular event becomes public knowledge.


                                    INTEGRITY

BUSINESS COURTESIES AND GIFTS

In general, the giving or receiving of gifts and gratuities in return for the use or purchase of Chindex products is prohibited. However, gifts of modest value that are part of ordinary business practice, such as an occasional meal or souvenirs, are usually acceptable.

As a leader in the Chinese health care market Chindex may have opportunities to further medical practice and knowledge of products marketed by Chindex by providing seminar sponsorship, research grants, speaker honoraria, training events, and so on. Payments and reimbursements for such activities should be made only in accordance with applicable laws and regulations, following review by the Chindex General Counsel or as part of established budgeted programs that comply with the established internal financial controls of the Company.


CONFIDENTIALITY

Every Chindex employee is obligated to protect the corporation's confidential information as well as that of its customers, patients, suppliers, shareholders, fellow employees, and their parties who disclosed information to Chindex in confidence. While some information may not be regulated by legal obligations, it is Chindex's policy that all information developed or shared as a result of the business process is proprietary to Chindex and must be treated as confidential. Such confidential information includes pricing, financial data, research and development information, marketing and sales programs, employment records, potential contracts or ventures, customer data and patient files. It also includes internal correspondence, regulatory reports, and computer passwords or software. Materials that contain confidential information, such as memos, notebooks, computer disks, and so on, should be stored securely and shared only with those persons with a need to know. Employees should be especially careful not to inadvertently disclose confidential information through the ever-growing electronic media, such as e-mail, telephone voice mail or the Internet. It is also prudent to refrain from discussing sensitive company information in public places like airports and restaurants.

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Employees are responsible for complying with rules and procedures established by the IT Department for control of Company information and computer systems.


CORPORATE RECORDS

Company documents and records (in any form or media) are part of the corporation's assets, and employees are charged with maintaining their accuracy and safety. Employees are required to use excellent record-management skills by recording information accurately and honestly, and retaining records as long as necessary to meet business objectives and government regulations. As required and directed, all employees are obliged to diligently search their files for any requested records.

Financial records must accurately reflect all financial transactions of Chindex and its subsidiaries. No false, artificial or misleading entries shall be made in the books and records of the company for any reason. Hospital data, such as patient records, must be maintained according to regulation and corporate confidentiality standards.


CONFLICTS OF INTEREST

A conflict of interest exists when a personal interest or activity of an employee influences or interferes with that employee's performance of duties, responsibilities or loyalties to Chindex. All employees must avoid any personal or business influences or relationships that affect, or appear to affect, their ability to act in the best interest of the corporation. Some situations in which employees might encounter conflicts of interest are:

o consulting with, or employment in any capacity by a competitor, supplier or customer of Chindex

o owning, directly or indirectly, a significant financial interest in any business that does or seeks to do business with Chindex, or seeks to compete with Chindex. A significant financial interest is defined as an employee's and family members' combined interest that represents either, more than 1% of the outstanding securities of a corporation (or ownership interests if an unincorporated business), or more than 5% of the total assets of such an employee and family members

o the employment of family members or close personal friends as contractors, suppliers or employees of Chindex

o    romantic relationships between a supervisor and subordinate

o using corporate assets, including company time, name, information, equipment or facilities, for personal use.

You should not indirectly, through a spouse, family member, affiliate, friend, partner, or associate, have any interest or engage in any activity that would violate this Code if you directly had the interest or engaged in the activity. Any such relationship should be fully disclosed to the General Counsel or President who will make a determination whether the relationship is inappropriate, based on standards set forth in this Code.

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If any matter exists that might be a conflict of interest or creates the appearance of a conflict of interest, employees should consult their supervisors to assess whether a problem exists. If there is a real or perceived conflict of interest, the matter should be referred to the Chindex General Counsel for interpretation and resolution.


UNAUTHORIZED USE OF CORPORATE ASSETS

Every employee is obligated to protect the assets of Chindex. Corporate property, such as office supplies, production equipment, products and buildings, may not be used for personal reasons. Any misuse or misappropriation of corporate funds, information, equipment, facilities or other assets may be considered criminal behavior and can bring severe consequences. Expenses may not be charged to the corporation unless they are for Chindex business purposes. Also, corporate computers may not be used as vehicles for unauthorized software (i.e. pirated or unlicensed), as this is a direct violation of copyright law.


CORPORATE OPPORTUNITIES

You are prohibited from taking for yourself, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined to pursue the opportunity. You may not use corporate property, information, or position for personal gain, or to compete with Chindex directly. You owe a duty to our Company to advance its legitimate interests whenever the opportunity to do so arises.


FAIR DEALING

You should endeavor to deal fairly with our Company's suppliers, competitors and employees and with other persons with whom Chindex does business. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.


ACCOUNTABILITY FOR JOB

Each employee is responsible for knowing and executing the responsibilities of his or her job. This means that the individual is held accountable for the quality of the work he or she produces and for the accuracy of the applicable documentation. For example, this policy of personal accountability prohibits an employee from signing off on a process without properly performing it, or from representing the work of another employee as his or her own.


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                               RESPECT FOR PEOPLE

HEALTH AND SAFETY

Chindex seeks to provide each employee with a clean, safe, and healthy place to work. To achieve that goal, all employees must understand the shared responsibilities of abiding by all safety rules and practices, taking the necessary precautions to protect oneself and coworkers, and reporting immediately any unsafe conditions, practices or accidents.

CONDUCT IN THE WORKPLACE/HARASSMENT

Ethical personal conduct on the job means treating oneself and others with respect and fairness. Workplace harassment is any unwelcome or unwanted attention or discriminatory conduct based on an individual's race, creed, religion, national origin, gender, marital status, age disability, or any illegal or inappropriate basis. It can include verbal, nonverbal, or physical abuse. Something that is considered harmless by one individual may be perceived as harassment by another. Chindex expects all employees to conduct themselves in a manner appropriate to the workplace and, to keep all work environments free of harassment.

If workplace harassment does occur, employees should report incidents as soon as possible to their management or a human resources representative.

o Everyone has the right to work in an environment free of workplace harassment. Harassment creates an intimidating or hostile work environment, and disrupts or interferes with another's work performance.
o Chindex expects all employees to report for work in condition to perform their duties, free from drugs or alcohol. The use, possession, manufacture, sale, or distribution of drugs for nonmedical purposes is prohibited on company premises or on the job.

EMPLOYEE PRIVACY

Every employee has the right to confidentiality of certain employment records as well as the privacy of personal activities outside of business hours. In turn, Chindex has the rights of access to all company property and all communication, records and information created in the business setting. Using company property and/or creating such records and information grants the employees consent to such access. Chindex emphasizes the need for balance between work, personal and family life, and encourages employees to pursue interests and activities outside the workplace. Personal interests and beliefs, however, must not be imposed on other employees or upon the corporation.

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                              DEDICATION TO QUALITY


QUALITY POLICY

Achieving the highest level of quality requires Chindex employees to focus on continuous improvement of work activities. This includes enhancing value to customers through new and improved products and services; reducing errors, defects and waste; improving responsiveness to the customer; and improving productivity and effectiveness in the use of all resources. To this end, all employees are expected to know, understand, and comply with their business unit's applicable quality policies and procedures. Employees are also obligated to raise questions or concerns regarding quality issues to appropriate persons in management, as outlined in their business unit's quality manual.


     INTERPRETATIONS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         If you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company's General Counsel or President (or the Board of Directors if you are a director), who will make a determination first, whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by the Company's Board of Directors and will be promptly disclosed to the extent required by applicable law, rule (including any rule of any applicable stock exchange) or regulation.


                        REPORTING AND RESOLUTION PROCESS

REPORTING A POTENTIAL VIOLATION

Each employee is responsible for conducting him or herself according to legal and ethical standards. Employees are required to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, everyone has a responsibility to report in a timely fashion any violations of the Chindex Code of Business Conduct. Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our Company's system of internal controls, a copy of the report will be promptly provided to the chairman of the Audit Committee of the Board of Directors, which may participate in the investigation and resolution of the matter. Questions or concerns about any ethical or legal issue may be raised without concern for disciplinary action as long as they are made in good faith.

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Employees will not be subject to reprisals for reporting or supplying information about potential violations, except in cases where those employees are responsible for the violation. The company expects employees to fully cooperate in any investigation of a potential violation. If possible, all such reports will be held in confidence. Please see the Company Whistleblower Policy for details on reporting illegal or unethical conduct and the protections the Company provides. This Policy is attached as an Annex to this document.

If an employee needs guidance on a legal or ethical question or has witnessed or has knowledge of an illegal or unethical activity, he or she should seek the counsel of his or her supervisor. If approaching the supervisor is uncomfortable, or if the response is unsatisfactory, employees should consult higher management or Chindex legal counsel.


INVESTIGATIONS AND CORRECTIVE ACTION

Reports of alleged violations will be investigated by the company, and will be treated confidentially to the extent consistent with corporate interests and legal obligations. If the results of an investigation indicate that corrective action is required, the corporation will decide the appropriate steps to take, including employee discipline, dismissal and possible legal proceedings. If appropriate, the investigation may be turned over to applicable outside authorities, and outside investigators may assist in the inquiry. As part of the closure process, results of an investigation may be shared with the initiator of the report.

The CEO, CFO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company financial reporting, disclosures or internal controls.

The CEO, CFO and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO, and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct.

The Board of Directors of the Company shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual's employment or such other action as the Board may determine is appropriate under the

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circumstances. In determining what action is appropriate in a particular case, the Board (or its designee) shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question has committed other violations in the past.

In the past, companies engaged in the sale and marketing of products have been the subject of various government inquiries and/or investigations. It is Chindex's policy to cooperate fully with valid government investigations. While not likely, it is possible that Chindex employees may be contacted by government officials conducting an investigation. Employees should be aware that such investigations may be complex, and, if contacted by an investigator, are encouraged to check with their supervisor.


RESPONSE AND DISCIPLINE FOR VIOLATIONS

Each employee is responsible and accountable for adhering to the Code of Business Conduct. Employees who violate provisions outlined in this code could be subject to appropriate disciplinary action, including termination.

Employees who violate the laws and government regulations previously mentioned in this code could expose themselves and Chindex to substantial criminal fines, prison terms and civil damages.


COMPLIANCE STANDARDS AND PROCEDURES

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Company's other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of our Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

         In some situations, it is difficult to know right from wrong. Because this Code does not anticipate every situation that will arise, it is important that each of you approach a new question or problem in a deliberate fashion:

          (a)  Determine if you know all the facts.

          (b)  Identify exactly what it is that concerns you.

          (c) Discuss the problem with a supervisor or, if you are a director, the

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               Company's General Counsel.

          (d) Seek help from other resources such as other management personnel or our Company's General Counsel.

          (e) Seek guidance before taking any action that you believe may be unethical or dishonest.

         You will be governed by the following compliance standards:

          o You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

          o If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

          o No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code;

          o Any attempt by you to induce another director, officer or employee of our Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

          o Any retaliation or threat of retaliation against any director, officer or employee of our Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and our Whistleblower Policy and may be a violation of law; and

          o Our Company expects that every reported violation of this Code will be investigated.

         Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person's status as an at-will employee.

         This Code is for the benefit of our Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

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         The names, addresses, telephone numbers, facsimile numbers and e-mail addresses of the General Counsel and President of our Company are set forth below:


         President                             General Counsel
         ---------                             ---------------


Roberta Lipson                                 Robert C. Goodwin, Jr.
2F, Tower B                                             Suite 703
China Arts and Crafts Building                 7201 Wisconsin Ave.
103 Jixiangli Chaoyangmenwai                   Bethesda, MD  20814
Beijing, 100020, China                         USA
Phone:  (8610) 6552-8822                       Phone: 301-215-7777
Fax:      (8610) 6552-8833                     Fax:     301-215-7719
Email:  rlipson@chindex.com                    Email:  bgoodwin@chindex.com
                                                       --------------------